Law Offices
                    Drinker Biddle & Reath
             Philadelphia National Bank Building
                     1345 Chestnut Street
                 Philadelphia, PA  19107-3496
                   Telephone: (215)988-2700
                        Telex: 834684
                      Fax: (215)988-2757

                                        February 26, 1997


Stratton Monthly Dividend Shares, Inc.
610 W. Germantown Pike
Suite 300
Plymouth Meeting, PA  19462-1050

     Re:  Form 24F-2 For Stratton Monthly Dividend Shares, Inc.;
          Registration No. 2-42379

Ladies and Gentlemen:

We have acted as counsel for Stratton Monthly Dividend Shares, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of shares of common stock (the "Shares"), made definite in number by the Form 24F-2 which this opinion accompanies.

At all times during the Company's fiscal period ended December 31, 1996 (the "Fiscal Year"), the Company was authorized to issue a total of 10,000,000 shares of common stock. We have been informed by the Company's Secretary that at no time during the Fiscal Year did the number of issued and outstanding
Shares exceed the number of Shares that the Company was authorized to issue.

We have reviewed the Company's Articles of Incorporation, its by-laws, resolutions adopted by its Board of Directors and holders of its Shares, and such other legal and factual matters as we have deemed appropriate, and we have relied on the accuracy of the information in the Form 24F-2 which this opinion accompanies.

This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based on the foregoing, we are of the opinion that the Shares were, when issued against payment therefor as described in the Company's prospectus, validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's Form 24F-2.

                                   Very truly yours,


                                   /s/ DRINKER BIDDLE & REATH
                                   DRINKER BIDDLE & REATH